Exhibit 99

                         FOR IMMEDIATE RELEASE


       MEDIA CONTACT:                          INVESTOR CONTACT:
       Alan Marks                              Pamela Catlett
       503.671.4235                            503.671.4589


  Global strength of Nike portfolio drives record financial performance

     Nike, Inc. reports double-digit revenue growth for fiscal 2005;
                    EPS up 28 percent to $4.48

            Worldwide futures orders increase 9.5 percent


Highlights:

- Fiscal 2005 revenues up 12 percent to $13.7 billion, earnings per diluted share up 28 percent to $4.48

- Fourth quarter revenues up 7 percent; earnings per diluted share up 15 percent to $1.30

- Full-year revenue growth across all Nike brand regions and product lines; All regions post record revenues and profits

- Nike, Inc. Other business full-year revenues grew 22 percent, exceeding $1.7 billion

- Full-year gross margin percentage grew 160 basis points to 44.5 percent

- Balance sheet strengthens as cash and short term investments rise to $1.8 billion

Beaverton, OR (June 27, 2005) - NIKE, Inc. (NYSE:NKE) today reported record financial results for the 2005 fiscal year, ended May 31, 2005. Earnings per diluted share for the year grew 28 percent to $4.48, supported by double digit revenue growth and record gross margins.

For the fiscal year ended May 31, 2005, revenues increased 12 percent to $13.7 billion, compared to $12.3 billion in fiscal year 2004. Changes in currency exchange rates contributed three percentage points of this growth, while the acquisition of Converse and Starter added one point. Full year net income was up 28 percent to $1.2 billion, or $4.48 per diluted share, versus $945.6 million, or $3.51 per diluted share, in 2004.

Fourth quarter revenues increased seven percent to $3.7 billion, versus $3.5 billion for the same period last year. Three percentage points of this growth were the result of changes in currency exchange rates. Fourth quarter net income was up 15 percent to $349.5 million, or $1.30 per diluted share, compared to $305.0 million, or $1.13 per diluted share in the prior year.

Commenting on the company's results, William D. Perez, Nike, Inc.
President and Chief Executive Officer said, "Fiscal 2005 was a great year. The strength of the Nike brand around the world, the breadth of our Nike, Inc. portfolio, and the quality of our management team contributed to another year of consistent, profitable growth for our shareholders. The Nike brand is exceptionally strong, driving full-year revenue gains across all regions and product lines, while Converse and Cole Haan led the growth in our portfolio of other businesses. Today's record earnings were driven by healthy revenue growth and the highest gross margin in the company's history."

Perez continued, "Looking ahead, our worldwide futures orders for athletic footwear and apparel are strong, up 9.5 percent, with all regions posting increases and U.S. footwear remaining particularly healthy. We're very pleased with the brand strength reflected in these futures results and we see continued potential for profitable expansion across our portfolio of businesses."*


Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from June through November 2005, totaling $6.3 billion, 9.5 percent higher than such orders reported for the same period last year. Approximately one point of this growth was due to changes in currency exchange rates.*

By region, U.S. futures were up nine percent; Europe increased seven percent; Asia Pacific grew 11 percent; and the Americas increased 25 percent. Changes in currency exchange rates had a favorable impact of two percentage points in Europe and Asia Pacific. Changes in currency exchange rates had no impact on futures orders growth for the Americas.*


Regional Highlights

U.S.
____
During the fourth quarter, U.S. revenues increased three percent to $1.3 billion. U.S. athletic footwear revenues increased seven percent to $907.2 million. Apparel revenues declined seven percent to $335.9 million. Equipment revenues increased 17 percent to $84.3 million. Pre-tax income for the quarter rose nine percent to $311.8 million.

For the full fiscal year, U.S. revenues were up seven percent to $5.1 billion. Footwear revenues increased nine percent to $3.4 billion; apparel revenues grew two percent to $1.5 billion; and equipment revenues grew 13 percent to $313.4 million. U.S. pre-tax income improved 12 percent to $1.1 billion.

Europe, Middle East and Africa (EMEA)
_____________________________________
Fourth quarter revenues for the EMEA region grew four percent to $1.1 billion. Seven percentage points of this growth were the result of changes in currency exchange rates. Footwear revenues increased nine percent to $689.6 million, apparel revenues declined four percent to $366.1 million and equipment revenues declined two percent to $73.0 million. Pre-tax income rose 10 percent to $254.2 million.

For the full year, EMEA revenues grew 12 percent to $4.3 billion, compared to $3.8 billion last year. Seven percentage points of this growth were the result of changes in currency exchange rates. Footwear revenues were up 12 percent to $2.5 billion. Apparel revenues increased 12 percent to $1.5 billion and equipment revenues rose nine percent to $284.5 million. Pre-tax income increased 23 percent for the full-year to $917.5 million.



Asia Pacific
____________
In the Asia Pacific Region, quarterly revenues grew 19 percent to $535.0 million. Three percentage points of this growth were the result of changes in currency exchange rates. Footwear revenues were up 16 percent to $269.8 million; apparel revenues increased 21 percent to $210.6 million and equipment revenues grew 32 percent to $54.6 million. Fourth quarter pre-tax income was up 36 percent to $124.0 million.

Full-year Asia Pacific revenues increased 18 percent to $1.9 billion, compared to $1.6 billion last year. Four percentage points of this growth were the result of changes in currency exchange rates. Footwear revenues increased 13 percent to $962.9 million. Apparel revenues were up 23 percent to $755.5 million. Equipment revenues increased 25 percent to $178.9 million. Pre-tax income increased 13 percent to $399.8 million.

Americas
________
Quarterly revenues in the Americas region increased 20 percent to $201.1 million. This growth rate reflected a six percentage point increase due to changes in currency exchange rates. Footwear revenues were up 18 percent to $134.4 million, apparel revenues increased 20 percent to $53.2 million and equipment revenues increased 36 percent to $13.5 million. Pre-tax income was up 11 percent to $29.2 million.

For the full year, Americas revenues increased 15 percent to $695.8 million, compared to $604.5 million last year. One percentage point of this growth was the result of changes in currency exchange rates. Footwear revenues increased 17 percent to $478.6 million, apparel revenues grew six percent to $169.1 million and equipment revenues increased 31 percent to $48.1 million. Pre-tax income rose 21 percent for the full year, to $117.6 million.

Other Revenues
______________
In the fourth quarter, Other revenues, which include results for Bauer NIKE Hockey, Inc., Cole Haan (registered), Converse Inc., Exeter Brands Group LLC, Hurley International LLC and NIKE Golf, grew six percent to $529.2 million. For the full year, other revenues increased 22 percent to $1.7 billion. Pre-tax income declined two percent for the fourth quarter and increased 104 percent for the full year.

Income Statement Review

In the fourth quarter, gross margins were 45.2 percent of revenue compared to 43.8 percent last year. For the full year, gross margins were 44.5 percent compared to 42.9 percent last year. Selling and administrative expenses were 30.6 percent of fourth quarter revenues, compared to 29.8 percent last year. For the full year, selling and administrative expenses were 30.7 percent of full year revenues versus
30.2 percent last year. The effective tax rate was 35.0 percent for the fourth quarter and 34.9 percent for the full year. The tax provision for the fourth quarter reflected a charge related to the Company's decision to repatriate $500 million of foreign earnings under the American Jobs Creation Act during fiscal 2006. The net impact of this charge was not material to our effective tax rate for the quarter or the full year.

Balance Sheet Review

At fiscal year-end, global inventories stood at $1.8 billion, an increase of 10 percent from last year. Cash and short-term investments were $1.8 billion at fiscal year-end, compared to $1.2 billion last year.

Share Repurchase

During the quarter, the Company purchased a total of 1,853,500 shares for approximately $152.7 million in conjunction with the Company's four-year, $1.5 billion share repurchase program that was approved by the Board of Directors in June 2004. To date, the Company has repurchased a total of 6,924,400 shares under this program.


NIKE, Inc. based in Beaverton, Oregon is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Bauer NIKE Hockey, Inc., a leading designer and distributor of hockey equipment; Cole Haan, a leading designer and marketer of luxury shoes, handbags, accessories and coats; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel.

NIKE's earnings releases and other financial information are available on the Internet at www.NikeBiz.com/invest.

*The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-
Q, and 10-K.   Some forward-looking statements in this release concern
changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to exchange rate fluctuations as well as the mix of futures and "at once" orders, which may vary significantly from quarter to quarter.


                              (Tables Follow)

                                     NIKE, INC.
                           CONSOLIDATED FINANCIAL STATEMENTS
                          FOR THE QUARTER ENDED MAY 31, 2005

                                  (In millions, except per share data)
INCOME                       QUARTER ENDING                     YEAR ENDING
STATEMENT                05/31/2005  05/31/2004  %Chg   05/31/2005  05/31/2004  %Chg
======================================================  ============================
Revenues                   $3,721.4    $3,487.1    7%    $13,739.7   $12,253.1   12%
Cost of Sales               2,038.7     1,958.4    4%      7,624.3     7,001.4    9%
Gross Profit                1,682.7     1,528.7   10%      6,115.4     5,251.7   16%
                             45.2 %      43.8 %             44.5 %      42.9 %

SG&A                        1,139.2     1,037.9   10%      4,221.7     3,702.0   14%
                             30.6 %      29.8 %             30.7 %      30.2 %

Interest (Income) Expense, net (3.6)       3.9     -           4.8        25.0  (81%)
Other                           9.2       19.4   (53%)        29.1        74.7  (61%)
                        -----------------------         ----------------------

Income before Income taxes    537.9       467.5   15%      1,859.8     1,450.0   28%

Income Taxes                  188.4       162.5   16%        648.2       504.4   29%
                        -----------------------         ----------------------
                             35.0 %      34.8 %             34.9 %      34.8 %

Net Income                   $349.5      $305.0   15%     $1,211.6      $945.6   28%
                        =======================         ======================
Diluted EPS                   $1.30       $1.13   15%        $4.48       $3.51   28%
                        =======================         ======================
Basic EPS                     $1.34       $1.16   16%        $4.61       $3.59   28%
                        =======================         ======================


Weighted Average Common Shares Outstanding:

Diluted                       268.5       270.8              270.3       269.7
Basic                         261.1       263.2              262.6       263.2
                        =======================         =======================
Dividend Declared             $0.25       $0.20              $0.95       $0.74
                        =======================         =======================



NIKE, Inc.
BALANCE SHEET*             05/31/2005   05/31/2004
==================================================
   ASSETS
Cash & Equivalents           $1,388.1     $  828.0
Short-term Investments          436.6        400.8
Accounts Receivable           2,262.1      2,120.2
Inventory                     1,811.1      1,650.2
Deferred Taxes                  110.2        165.0
Prepaid Expenses and
   Other Current Assets         343.0        364.4
     Current Assets           6,351.1      5,528.6

Fixed Assets                  3,179.2      3,183.4
Depreciation                  1,573.4      1,571.6
    Net Fixed Assets          1,605.8      1,611.8
Identifiable Intangible
    Assets and Goodwill         541.5        501.7
Other Assets                    295.2        266.6

                          ------------------------
Total Assets                 $8,793.6     $7,908.7
                          ========================

  LIAB AND EQUITY
Current Long-Term Debt           $6.2         $6.6
Payable to Banks                 69.8        146.0
Accounts Payable                843.9        780.4
Accrued Liabilities             984.3        979.3
Income Taxes Payable             95.0        118.2
  Current Liabilities         1,999.2      2,030.5

Long-term Debt                  687.3        682.4
Def Inc Taxes & Oth Liab        462.6        413.8
Preferred Stock                   0.3          0.3
Common Equity                 5,644.2      4,781.7

                          ------------------------
Total Liab. & Equity         $8,793.6     $7,908.7
                          ========================

*Certain prior year amounts have been reclassified to conform to fiscal year 2005 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.


NIKE, INC                      QUARTER ENDING                    YEAR ENDING
Divisional Revenues*      05/31/2005 05/31/2004  %Chg   05/31/2005 05/31/2004  %Chg
=====================================================  ============================
U.S. Region
     Footwear                 $907.2     $851.2    7%     $3,358.2   $3,070.4    9%
     Apparel                   335.9      359.4   (7%)     1,457.7    1,433.5    2%
     Equipment                  84.3       72.2   17%        313.4      277.9   13%
                         ----------------------        ----------------------
          Total              1,327.4    1,282.8    3%      5,129.3    4,781.8    7%

EMEA Region
     Footwear                  689.6      632.0    9%      2,500.0    2,232.2   12%
     Apparel                   366.1      382.9   (4%)     1,497.1    1,333.8   12%
     Equipment                  73.0       74.8   (2%)       284.5      261.7    9%
                         ----------------------        ----------------------
          Total              1,128.7    1,089.7    4%      4,281.6    3,827.7   12%

Asia Pacific Region
     Footwear                  269.8      232.7   16%        962.9      855.3   13%
     Apparel                   210.6      174.4   21%        755.5      612.3   23%
     Equipment                  54.6       41.5   32%        178.9      143.2   25%
                         ----------------------        ----------------------
          Total                535.0      448.6   19%      1,897.3    1,610.8   18%

Americas Region
     Footwear                  134.4      113.7   18%        478.6      408.2   17%
     Apparel                    53.2       44.4   20%        169.1      159.5    6%
     Equipment                  13.5        9.9   36%         48.1       36.8   31%
                         ----------------------        ----------------------
          Total                201.1      168.0   20%        695.8      604.5   15%

                             3,192.2    2,989.1    7%     12,004.0   10,824.8   11%

Other                          529.2      498.0    6%      1,735.7    1,428.3   22%

Total NIKE Inc. Revenues    $3,721.4   $3,487.1    7%    $13,739.7  $12,253.1   12%


*Certain prior year amounts have been reclassified to conform to fiscal year 2005 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.



NIKE, INC
                            QUARTER ENDING                       YEAR ENDING
Pre-tax Income1,*      05/31/05   05/31/04  %Chg          05/31/05   05/31/04  %Chg
===================================================================================
U.S. Region            $  311.8   $  285.3    9%          $1,125.8   $1,007.3   12%
EMEA Region               254.2      231.6   10%             917.5      744.0   23%
Asia Pacific Region       124.0       91.1   36%             399.8      352.3   13%
Americas Region            29.2       26.3   11%             117.6       97.4   21%
Other                      68.9       70.0   (2%)            153.9       75.3  104%
Corporate2               (250.2)    (236.8)  (6%)           (854.8)    (826.3)  (3%)
                      ______________________              _____________________
Total Pre-tax Income1  $  537.9   $  467.5   15%          $1,859.8   $1,450.0   28%
                      ======================              =====================


_____________________




1 The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals Income before income taxes as shown on the Consolidated Income Statement.

2 "Corporate" represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.


*Certain prior year amounts have been reclassified to conform to fiscal year 2005 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.